Exhibit 10.3

The Gorman-Rupp Company 2024 Omnibus Incentive Plan

Performance Share Grant Agreement

THIS PERFORMANCE SHARE GRANT AGREEMENT (the “Agreement”), effective as of ____________, 20__ (the “Grant Date”), is between The Gorman-Rupp Company, an Ohio corporation (the “Company”), and [NAME] (the “Grantee”).

1. Grant of Performance Shares. The Company hereby grants to the Grantee the Performance Shares set forth in Appendix A (the “Target Award”). Each Performance Share shall be deemed to be the equivalent of one common share, without par value, of the Company (a “Share”). The Grantee shall not have any of the rights of a shareholder with respect to any Shares deliverable to the Grantee in payment of the Performance Shares, including the right to vote or receive dividends or dividend equivalents, until and to the extent payment of the Performance Shares is made under this Agreement.

2. Subject to the Plan. This Agreement is subject to the provisions of the Company’s 2024 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), and, unless defined herein or the context requires otherwise, terms used herein as defined terms shall have the same meanings as in the Plan. Except as expressly set forth herein, in the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3. Account. The Company shall credit the Performance Shares to a bookkeeping account (the “Account”) maintained by the Company for the Grantee’s benefit. Upon the occurrence of an event set forth in Section 12.2 of the Plan, the number of Performance Shares credited to the Account shall be equitably and appropriately adjusted as provided in that Section.

4. Earning of Performance Shares. The Grantee shall be entitled to receive payment of the number of Performance Shares earned by the Grantee over the Performance Period (as defined in Appendix A), subject to the terms of this Agreement and the Plan. The number of any Performance Shares earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance measure goals set forth in Appendix A. If none of the performance measure goals are met, then all of the Performance Shares shall be forfeited. Promptly following completion of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the performance measure goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee is eligible to earn, if any (such number of Performance Shares, the “Earned Performance Shares”), subject to satisfaction of the vesting requirements of Section 5 of this Agreement.

5. Vesting. The Earned Performance Shares shall become vested as of December 31, 20__ (the “Vesting Date”, and the period from the Grant Date through the Vesting Date, the “Vesting Period”), provided that the Grantee has remained in the continuous employment or service with the Company or a Subsidiary or Division since the Grant Date, except as otherwise provided in Sections 6 and 7 of this Agreement.

Earned Performance Shares shall be settled in Shares (or, in the discretion of the Committee, in cash equal to the Fair Market Value thereof). Settlement and delivery of the applicable number of Shares (or cash equivalent, if applicable) shall be made as soon as practicable following the Vesting Date, but in no event later than two and one-half (2 1⁄2) months after the Vesting Date, except as otherwise provided in Section 6(c) and Section 7 of this Agreement.

6. Termination of Employment or Service

(a) General Rule. Except as otherwise provided in this Section 6, in the event of the Grantee’s termination of employment or service with the Company and its Subsidiaries and Divisions prior to the Vesting Date for any reason, all of the Performance Shares that were not vested on the date of such termination of employment or service shall be immediately forfeited.

(b) Retirement or Disability. In the event of the Grantee’s Retirement or Disability prior to the Vesting Date, the Grantee shall vest in the Performance Shares under Section 5 of this Agreement as if employment or service had not terminated, subject to (i) the achievement of the performance measure goals set forth in Appendix A and (ii) a pro rata reduction equal to the result of multiplying (x) the Performance Shares that would have become earned at the end of the Performance Period pursuant to Section 4 of this Agreement had the Grantee remained in employment or service by (y) a fraction, the numerator of which is the number of whole months of employment or service from the beginning of the Vesting Period to the date of the Grantee’s Retirement or Disability, and the denominator of which is thirty-six (36).

For purposes of this Agreement, “Retirement” shall mean termination of the Grantee’s employment with the Company and its Subsidiaries and Divisions if (i) the Grantee is then at least age 55 and has completed at least fifteen (15) years of cumulative service with the Company and its Subsidiaries and Divisions, (ii) the Grantee is then at least age 60 and has completed at least ten (10) years of cumulative service with the Company and its Subsidiaries and Divisions or (iii) the Grantee is then at least age 65 and has completed at least five (5) years of cumulative service with the Company and its Subsidiaries and Divisions. In addition, notwithstanding any provision herein to the contrary, the Grantee’s “employment” or “service” for purposes of this Agreement shall terminate upon the date of Grantee’s Retirement and shall not include any services provided by the Grantee to the Company (or any Subsidiary or Division) after the date of such Retirement, as a rehired employee, consultant, independent contractor or otherwise.

(c) Death. Notwithstanding anything contained in this Agreement to the contrary, in the event of the Grantee’s death while employed by, or in service to, the Company or a Subsidiary or Division (i) prior to the end of the Performance Period, the Grantee shall immediately vest in that number of Performance Shares equal to the result of multiplying the Target Award by a fraction, the numerator of which is the number of whole months of employment or service from the beginning of the Vesting Period to the date of the Grantee’s death, and the denominator of which is thirty-six (36) (such fraction, the “Pro-Ration Fraction”) and (ii) following the end of the Performance Period but prior to the Vesting Date, the Grantee shall immediately vest in that number of Performance Shares equal to the result of multiplying the Performance Shares that were actually earned at the end of the Performance Period pursuant to Section 4 of this Agreement by the Pro-Ration Fraction, in each case, with settlement and delivery of the applicable number of Shares (or cash equivalent, if applicable) to be made as soon as practicable following the date of the Grantee’s death, but in no event later than two and one-half (2 1⁄2) months following such date.

(d) Termination by Company without Cause prior to a Change in Control. In the event of the Grantee’s termination of employment by, or service to, the Company and its Subsidiaries and Divisions without Cause prior to a Change in Control (as defined in this Section 6) at least 12 months after the beginning of the Performance Period but prior to the Vesting Date, the Grantee shall vest in the Performance Shares under Section 5 of this Agreement as if employment or service had not terminated, subject to (i) the achievement of the performance measure goals set forth in Appendix A and (ii) a pro rata reduction equal to the result of multiplying (x) the Performance Shares that would have become earned at the end of the Performance Period pursuant to Section 4 of this Agreement had the Grantee remained in employment or service by (y) a fraction, the numerator of which is the number of whole months of employment or service from the beginning of the Vesting Period to the date of the Grantee’s termination of employment or service, and the denominator of which is thirty-six (36). For the avoidance of doubt, the Grantee’s “continuous employment or service” will not include any services the Grantee provides to the Company or any Subsidiary or Division if the Grantee’s employment or service arrangement terminates and the Grantee is subsequently rehired or engaged as a consultant or independent contractor by the Company or any Subsidiary or Division.

For purposes of this Section 6(d) (and notwithstanding the definition of “Cause” in the Plan), the term “Cause prior to a Change in Control” shall mean (i) the Grantee’s willful misconduct or gross negligence in the performance of the Grantee’s duties to the Company and/or a Subsidiary or Division, as applicable, that has or could reasonably be expected to have an adverse effect on the Company and/or a Subsidiary or Division, as applicable; (ii) the Grantee’s willful and continued failure to perform the Grantee’s duties to the Company and/or a Subsidiary or Division, as applicable, or to follow the lawful directives of the Chief Executive Officer or Board of Directors (other than as a result of death or Disability); (iii) the Grantee’s commission of, conviction of, or indictment for, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Grantee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s or a Subsidiary’s or Divisions’ property; or (v) the Grantee’s willful and material breach of any agreement with the Company and/or a Subsidiary or Division, as applicable, or a violation of the Company’s and/or a Subsidiary’s or Divisions’ code of conduct or other written policy applicable to employees generally that results in substantial reputational or financial harm to the Company and/or a Subsidiary or Division, as applicable.

7. Change in Control

In the event of a Change in Control, the Performance Shares will be converted into Replacement RSUs in accordance with Section 11.1(a) of the Plan and treated in accordance with Sections 11.1 or 11.2 (as applicable) of the Plan.

8. Certain Restrictive Covenants. The Company and its Subsidiaries and Divisions operate in a highly sensitive and competitive commercial environment. As part of the Grantee’s service with the Company and its Subsidiaries and Divisions, the Grantee has had and will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ and Divisions’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, distributor, regulatory, advisory and employee relationships. It is critical that the Company and its Subsidiaries and Divisions take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information and the Grantee hereby agrees to be bound by the following restrictive covenants:

(a)	Non-Competition.

(i)

During the term of the Grantee’s service with the Company or any of its Subsidiaries or Divisions and for a period of twenty four (24) months following the Grantee’s termination of service with the Company or its Subsidiaries or Divisions for any reason (the “Restricted Period”), the Grantee will not, directly or indirectly, (A) engage, participate or assist in any Competing Business (as hereinafter defined), (B) enter the employ of, or render any services to, any person engaged in any Competing Business, (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competing Business, whether as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with the business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Subsidiaries or Divisions and any of its or their customers, suppliers, distributors, advisors, employees or other business relations.

(ii)

Notwithstanding anything to the contrary contained in this Agreement, the Grantee may, directly or indirectly, own, solely as a passive investment, up to 1% of the securities of any person engaged in a Competing Business provided such securities are publicly traded on a national or regional stock exchange or on the over-the-counter market.

(iii)

For purposes of this Agreement, the term “Competing Business” shall mean any business entity anywhere in the world that competes with the Company and/or any of its Subsidiaries and/or Divisions in the manufacture or distribution of any of its or their self-priming centrifugal, standard centrifugal, magnetic drive centrifugal, axial and mixed flow vertical turbine line shaft, submersible, high pressure booster, rotary gear, diaphragm, bellows and oscillating pump models and/or pump model systems in any one or more of the following principal market applications: construction, industrial, water and wastewater handling fields; flood control; boosting low residential water pressure; pumping refined petroleum products, including the ground refueling of aircraft; fluid control in HVAC applications; various agricultural purposes and dewatering purposes; and sprinkler back-up systems, fire hydrants, stand pipes, fog systems and deluge systems at hotels, banks, factories, airports, schools, public buildings and other such facilities throughout the world.

(iv)

The Grantee understands that the restrictions set forth in this Section 8 are intended to protect the Company’s and its Subsidiaries’ and Divisions’ established customer, supplier, distributor, advisor, employee or other business relations, and the general goodwill of its business, and the Grantee agrees that such restrictions are reasonable and appropriate for this purpose.

(b) Non-Solicitation. During the Restricted Period, the Grantee will not, directly or indirectly, either for himself or herself or on behalf of any other person, (i) recruit or otherwise solicit or induce any customer, supplier, distributor, advisor, employee or other business relation of the Company or any of its Subsidiaries or Divisions to terminate its employment or arrangement with the Company or its Subsidiaries or Divisions, or otherwise change its relationship with the Company or its Subsidiaries or Divisions, or (ii) hire, or cause to be hired, any person who was employed by the Company or any of its Subsidiaries or Divisions at any time during the twelve (12)-month period immediately prior to the Grantee’s date of termination or who thereafter becomes employed by the Company or any of its Subsidiaries or Divisions.

(c) Non-Disparagement. The Grantee agrees not to disparage the Company; its Subsidiaries or Divisions; any of its or their respective customers, suppliers, distributors, advisors, employees or directors; any of its or their products or practices; or any of its or their agents, representatives or affiliates, either orally or in writing, at any time; provided, that the Grantee may confer in confidence with the Grantee’s legal representatives and make truthful statements as required by law.

(d) Confidentiality.

(i)

As used in this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Subsidiaries or Divisions, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw materials partners and/or competitors. Confidential Information also includes information developed by the Grantee in the course of the Grantee’s employment by, or service to, the Company or its Subsidiaries or Divisions, as well as other information to which the Grantee has had or may have access in connection with the Grantee’s service. Confidential Information also includes the confidential information of others with which the Company or any of its Subsidiaries or Divisions have a business relationship and which is known by the Grantee or which the Grantee should have reason to know about. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Grantee’s duties under this Section 8(d).

(ii)

The Grantee understands and agrees that the Grantee’s service creates a relationship of confidence and trust between the Grantee and the Company and its Subsidiaries and Divisions with respect to all Confidential Information. At all times, both during the Grantee’s service with the Company or any of its Subsidiaries or Divisions and after its termination, the Grantee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company or its Subsidiaries or Divisions, except as may be necessary in the ordinary course of performing the Grantee’s duties to the Company or its Subsidiaries or Divisions or as otherwise required by law.

(iii)

All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Grantee by the Company or any of its Subsidiaries or Divisions or are produced by the Grantee in connection with the Grantee’s service will be and remain the sole property of the Company and/or its Subsidiaries or Divisions. The Grantee will return to the Company or its Subsidiaries or Divisions all such materials and property as and when requested by the Company or any of its Subsidiaries or Divisions. In any event, the Grantee will return all such materials and property immediately upon termination of the Grantee’s service for any reason, and will not retain any copies thereof following such termination.

(e) Reasonableness of Covenants. In entering into this Agreement, the Grantee gives the Company assurance that the Grantee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 8. The Grantee agrees that these restraints are necessary for the reasonable and proper protection of the Company, its Subsidiaries and Divisions, and its and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area. The Grantee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Subsidiaries and Divisions and that the Grantee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Grantee further covenants that the Grantee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8, and that the Grantee will reimburse the Company and/or its Subsidiaries and Divisions for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 8 if either the Company and/or its Subsidiaries or Divisions prevails in any such dispute. It is also agreed that each Subsidiary and Division will have the right to enforce all of the Grantee’s obligations to that Subsidiary or Division under this Agreement, including without limitation pursuant to this Section 8.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g) Tolling. In the event of any violation of the provisions of this Section 8, the Grantee acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h) Survival of Provisions. The obligations contained in this Section 8 shall survive the termination of the Grantee’s employment or service with the Company and its Subsidiaries and Divisions and shall be fully enforceable thereafter.

(i) Equitable Relief and Other Remedies. The Grantee acknowledges and agrees that the Company’s and its Subsidiaries’ and Divisions’ remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and, in recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and its Subsidiaries and Divisions shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a material violation by the Grantee of Section 8 hereof, any value previously delivered to the Grantee pursuant to this Agreement shall be immediately repaid to the Company.

9. Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, the Grantee shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants, as reasonably requested by the Company, which satisfies such requirements. Any certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10. Beneficiary. In the event of the Grantee’s death prior to payment of the vested Performance Shares credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Grantee’s death or, if no designated beneficiary survives the Grantee, such payment shall be made to the Grantee’s estate.

11. Source of Payments. The Grantee’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Grantee has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date in accordance with the other terms of this Agreement.

12. Nontransferability. Except as otherwise permitted under the Plan and/or Section 10 of this Agreement, this Agreement shall not be assignable or transferable by the Grantee or by the Company (other than to successors of the Company or as a result of a sale of substantially all of the Company’s assets) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

13. Withholding. The Grantee agrees to pay to the Company, or to make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of payment of the Performance Shares. The Grantee hereby agrees that the Company may withhold from the Grantee’s wages or other remuneration the applicable taxes. Unless the Committee determines otherwise, the applicable taxes shall be withheld in kind from the Shares deliverable to the Grantee in payment of the Performance Shares.

14. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid or by delivering via overnight courier using an express delivery service, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

The Gorman-Rupp Company

P. O. Box 1217

Mansfield, Ohio 44901-1217

Attention: Chief Financial Officer

With a copy to:

The Gorman-Rupp Company

P. O. Box 1217

Mansfield, Ohio 44901-1217

Attention: General Counsel

Notices to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records. The Company or the Grantee may by writing to the other party, designate a different address for notices. If the receiving party consents in advance, notices may be transmitted and received via email provided that a copy is sent by U.S. mail on the same day. Such notices shall be deemed delivered when received.

15. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company.

17. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, other than its conflict of laws principles. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

18. Agreement Not a Contract. This Agreement (and the grant of Performance Shares) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue as an Employee or other Service Provider, or of the Company or a Subsidiary or Division to continue the Grantee’s service as an Employee or Service Provider.

19. Entire Agreement; Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

20. Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that the Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the Performance Shares that were granted and/or earned during the two year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company (as applicable) any outstanding Performance Shares, any Shares received under this Agreement and/or the pre-tax income derived from any disposition of any Shares previously received in payment of the Performance Shares that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). This Repayment Obligation shall be in addition to, and the Performance Shares (or any payment related thereto) shall be subject to, the requirements of any compensation recovery (or “clawback”) policy that is adopted by the Company (including the Company’s Clawback Policy, as it may be in effect from time to time) and applicable law and/or rules and regulations of NYSE or any other securities exchange or inter-dealer quotation service on which the Company’s common shares are listed or quoted. The Grantee acknowledges and agrees that such policies, law, rules and regulations shall apply to the Performance Shares, and all incentive-based compensation payable pursuant to such Performance Shares shall be subject to recoupment, recapture, clawback, forfeiture, repayment and similar requirements pursuant to the terms of such policies, law, rules and regulations.

21. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In addition and notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the Grantee’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award. Notwithstanding anything in this Agreement to the contrary, in the event this Award constitutes “deferred compensation” under Section 409A and the Grantee is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount shall be made upon a “separation from service” (as defined in Section 409A) before a date that is six months following the date of such Grantee’s “separation from service” or, if earlier, the date of the Grantee’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

22. Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

23. Fractional Shares. To the extent there are any fractional Shares owed under this Agreement to the Grantee, such fractional shares shall be cancelled.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Grantee, effective as of the date on the first page of this Agreement.

THE GORMAN-RUPP COMPANY

By:

Name:

Title:

GRANTEE

[NAME]

APPENDIX A

A-1